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                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that in case any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring such security (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others every accountant who has with his consent statement, or as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by such accountant.

         The Company's consolidated financial statements for the year ending December 31, 2001, included in this Form 10-K have been audited by Arthur Andersen LLP ("Arthur Andersen"), who issued a report of Independent Public Accountants ("Report") dated March 15, 2002, on these financial statements. This report, a copy of which is included in this Form 10-K, is incorporated by reference into the Company's previously filed Registration Statements on Form S-8 Nos. 333-88111, 333-88115, 333-47810, 333-74878, and 333-74880 and on Form
S-3 No. 333-57456 (collectively, the "Registration Statements").

         On April 17, 2002, the Company dismissed Arthur Andersen as its independent public accountants and engaged Ernst & Young LLP to serve as the Company's independent public accountants for fiscal year 2002 (see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2002). Arthur Andersen has ceased practicing before the Securities and Exchange Commission. As a result, the Company has been unable to obtain the written consent of Arthur Andersen to the inclusion of the Report in this Form 10-K or the incorporation by reference of the Report into the Registration Statements. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this form 10-K, which is incorporated by reference into the Registration Statements, without consent of Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of their Reports in the Registration Statements, Arthur Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference into the Registration Statements or any omission of a material fact required to be stated therein. Accordingly, investors will not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of the Form 10-K.